News Release

Investors:    Greg Bensen                Media:         Brent Rockwood
Director, Investor Relations                Director, Communications
303-405-6665                        303-672-6999

QEP RESOURCES REPORTS THIRD QUARTER 2013 FINANCIAL AND OPERATING RESULTS

DENVER — November 5, 2013 // QEP Resources, Inc. (NYSE: QEP) ("QEP" or the "Company") today reported third quarter 2013 financial and operating results. The Company reported net income during the third quarter 2013 of $37.3 million, or $0.21 per diluted share, compared to a net loss of $3.1 million, or no earnings per diluted share, in the third quarter 2012. Net income or loss includes non-cash gains and losses associated with the change in the fair value of derivative instruments, gains and losses from asset sales, certain significant accrued litigation loss contingencies, and the income tax effect of each of these items. Excluding these items, the Company’s Adjusted Net Income (a non-GAAP measure) was $63.3 million, or $0.36 per diluted share, for the third quarter 2013, compared to $35.4 million, or $0.19 per diluted share, for the comparable 2012 period. The higher Adjusted Net Income was due primarily to higher oil production and improved realized natural gas prices offset by lower midstream NGL revenue and higher depreciation, depletion and amortization and other expenses in the third quarter 2013 compared to 2012.

Adjusted EBITDA (a non-GAAP measure) for the third quarter 2013 was $395.1 million, compared to $331.3 million in the third quarter 2012, a 19% increase. The definition of Adjusted EBITDA and reconciliations of Adjusted EBITDA and Adjusted Net Income to net income are provided within the financial tables of this release.

Third Quarter 2013 Highlights

▪	QEP Energy's crude oil production increased 83% over the third quarter 2012 and 11% from the second quarter 2013 to a record 28.7 Mbopd.

▪	Crude oil and NGLs comprised 29% of QEP Energy's production compared to 21% in the third quarter 2012.

▪	QEP Field Services' fee-based processing revenue increased 13% compared to the third quarter 2012.

▪	QEP completed the initial public offering of limited partner interests in QEP Midstream Partners, LP (NYSE:QEPM) raising proceeds of $450 million net to QEP.

“QEP achieved a number of important milestones in the third quarter, including record Adjusted EBITDA” commented Chuck Stanley, Chairman, President and CEO of QEP Resources. “The initial public offering of QEP Midstream Partners (QEPM) was well received by the market and priced at the high-end of the filing range. Clearly, this highlights the asset quality and market value of our midstream business, including both QEPM and QEP Field Services.  The proceeds from the QEPM offering and QEP Energy asset sales strengthened our financial position and led to a decrease in net debt of more than $500 million compared to the prior quarter.”

"In the Williston Basin, we brought on 21 new QEP-operated wells in the third quarter compared to a total of 27 operated completions in the first half of the year. Production results from our South Antelope wells continue to confirm our pre-drill EUR expectations. Despite some delayed well completions -- in part due to bottlenecks in third-party downstream crude oil systems -- and shut-ins of existing wells for offset completions, we expect to grow oil production at an enviable rate of 60 percent over 2012. Our third quarter results demonstrate that QEP is making steady progress on our strategic goal of growing high-margin crude oil production, a trend we expect to continue as we head into next year,” concluded Stanley.

QEP Financial Results Summary

Adjusted EBITDA by Subsidiary(1)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
	(in millions)
QEP Energy	$344.0	$267.7	29%	$999.8	$801.7	25%
QEP Field Services	51.6	66.4	(22)%	163.1	219.4	(26)%
QEP Marketing and Resources	(0.5)	(2.8)	(82)%	(3.3)	(2.2)	50%
Adjusted EBITDA	$395.1	$331.3	19%	$1,159.6	$1,018.9	14%

(1) See attached schedule for reconciliations of Adjusted EBITDA to net income by subsidiary.

QEP Energy

▪
Compared to the third quarter 2012, crude oil production increased 83% due primarily to growth in the Williston Basin while natural gas production decreased 14% due primarily to declining Haynesville production. NGL volumes decreased 17% from the third quarter 2012 as a result of ethane rejection (where ethane is not recovered from the production stream as an NGL but is instead sold as natural gas) while field-level NGL revenue increased 24%. Total net equivalent natural gas, crude oil and NGL production decreased 4% to 78.0 Bcfe in the third quarter 2013 compared to 81.5 Bcfe in 2012.

▪
Adjusted EBITDA increased 29% compared to the third quarter 2012, driven by increases in oil production volumes and 8%, 8% and 37% increases in the net realized price for natural gas, oil and NGL, respectively.

▪	Crude oil and NGL revenues increased 93% compared to the third quarter 2012 and represented approximately 61% of field-level production revenues.

▪	QEP Energy's capital investment (on an accrual basis) for the first nine months of 2013 was $1,108.9 million including $39.3 million of reserve and leasehold acquisitions.

▪
As announced previously, in September 2013 QEP Energy sold its interest in several non-core oil and gas properties located in the Southern Region for total cash proceeds of $68.8 million and a pre-tax gain on sale of $17.5 million in the third quarter 2013, subject to post-closing adjustments.

▪	Slides with maps and other supporting materials for the third quarter 2013 results referred to in this release are posted on the Company’s website at www.qepres.com.

QEP Field Services

▪
QEP Field Services’ Adjusted EBITDA decreased 22% in the third quarter 2013 compared to the prior-year period. This was due primarily to a 10% decrease in natural gas gathering volumes as a result of declining dry gas production volumes on its Haynesville gathering system, an increase in income attributable to noncontrolling interest subsequent to the initial public offering of QEPM and lower processing margins driven by weaker NGL component prices.

▪	QEP Field Services' capital investment (on an accrual basis) for the first three quarters of 2013 totaled $55.5 million.

QEP 2013 Guidance

QEP Resources has revised its full-year 2013 guidance due to asset sales and changes in commodity prices and forecast production. The guidance incorporates commodity price derivative positions in place on the date of this release and includes other assumptions summarized in the table below:
Guidance and Assumptions

2013
	Current Forecast	Previous Forecast
(Adjusted EBITDA and capital investments shown in millions)
QEP Resources Adjusted EBITDA(1)	$1,550 - $1,600	$1,600 - $1,675
QEP Energy capital investment(2)	$1,450 - $1,500	$1,480 - $1,580
QEP Field Services capital investment	$80	$90
QEP Marketing capital investment	$1	$1
QEP Resources corporate capital investment	$24	$24
Total QEP Resources capital investment	$1,555 - $1,605	$1,595 - $1,695
QEP Energy production - Bcfe	310 - 315	315 - 320
NYMEX gas price per MMBtu(3)	$3.50 - $4.00	$3.50 - $4.00
NYMEX crude oil price per bbl(3)	$95.00 - $105.00	$95.00 - $105.00
NYMEX/Rockies basis differential per MMBtu(3)	$0.10 - $0.05	$0.25 - $0.20
NYMEX/Midcontinent basis differential per MMBtu(3)	$0.20 - $0.15	$0.20 - $0.15
Williston Basin crude oil basis per Bbl(3)	$10.50	$5.00

(1) Due to the forward-looking nature of this non-GAAP financial measure for future periods, information to reconcile it to the most directly comparable GAAP financial measure is not available at this time, as management is unable to project special items or mark-to-market adjustments for future periods.

(2) Excludes approximately $50 million for leasehold and reserve acquisitions.

(3) Prices for remaining 2013 forecast volumes that are not protected by commodity price derivative contracts. See attached schedule at the end of this release for a summary of Commodity Derivative Positions in place on the date of this release.

Operations Summary

QEP Energy

Williston Basin:  Continued growth in crude oil production on 116,000 net acre Bakken/Three Forks leasehold

QEP Energy's Bakken/Three Forks net production averaged 21,300 Boepd during the third quarter 2013.  The Company completed and turned to sales 21 operated wells during the third quarter, including ten wells at South Antelope with an average 24-hour IP of 3,412 Boepd and eleven wells within the Fort Berthold Reservation with an average 24-hour IP of 2,588 Boepd.  The Fort Berthold Reservation completions included the Buffalo Pad (one Three Forks and four Bakken, average working interest 88%) and two additional pads (three Three Forks and three Bakken, average working interest 93%).  The South Antelope completions included two four-well pads and one two-well pad (two Three Forks and eight Bakken, average working interest 80%).  The cost and performance of these wells are consistent with or better than our expectations.

The Company also participated in 27 outside-operated Bakken or Three Forks wells that were completed and turned to sales during the third quarter (average working interest 4%).

At the end of the third quarter, QEP Energy was conducting drilling operations on eight separate well pads (five in South Antelope and three within the Fort Berthold Reservation).  In addition, QEP had twelve operated wells waiting on completion (average working interest 91%).  The Company also had interests in 24 outside-operated wells being drilled (average working interest 7%) and 10 outside-operated wells waiting on completion (average working interest 6%) at the end of the third quarter.

Slides 5-7 depict QEP Energy's acreage and activity in the Bakken/Three Forks play.

Pinedale Anticline: 110 new well completions expected in 2013

During the third quarter 2013, QEP Energy's Pinedale net production averaged 274 MMcfed, of which 13% was oil and NGL. In response to the decline in ethane prices, QEP Energy began rejecting ethane from Pinedale production on December 1, 2012, which continued through the third quarter. While ethane rejection results in 7 - 8% less natural gas equivalent sales volumes, it has a negligible impact on gross revenues at current ethane prices. The processing margins for Pinedale propane and heavier NGL components remain positive.

QEP Energy has completed and turned to sales 79 new Pinedale wells (average working interest 75%) through the end of the third quarter. QEP Energy suspends Pinedale completion operations during the coldest months of the winter, generally from December to mid-March. At the end of the third quarter, the Company had 31 Pinedale wells with QEP working interests drilled, cased and awaiting completion.

Drilling and completion efficiencies have allowed QEP Energy to maintain industry-leading average gross completed well costs of approximately $4.2 million per well at Pinedale. Year to date 2013, drill times from spud to total depth averaged 11.9 days compared to an average of 12.8 days in 2012.

At the end of the third quarter, QEP Energy had four rigs operating at Pinedale. The Company currently expects to complete a total of approximately 110 wells during 2013, including 29 wells in the area in which QEP Energy is the designated operator but owns only a small overriding royalty interest.

Please refer to slides 8-9 for additional details on the Company's Pinedale operations.

Uinta Basin: Continued development drilling in the liquids-rich Lower Mesaverde Play

During the third quarter 2013, Uinta Basin net production averaged 80 MMcfed of which 34 MMcfed was from the Lower Mesaverde play. In response to the decline in ethane prices, QEP Energy commenced rejecting ethane from Uinta Basin gas production in the fourth quarter 2012, which continued through the third quarter. Ethane rejection results in 7 - 8% less natural gas equivalent sales volumes but has only a negligible impact on gross revenues at current ethane prices. Processing margins for propane and heavier NGL components remain positive.

At the end of the third quarter, the Company had one operated drilling rig working in the Lower Mesaverde play and had 78 producing wells in the play, eight of which were completed and turned to sales during the third quarter (100% working interest). QEP Energy has over 3,200 potential remaining locations in this significant liquids-rich gas resource play. At the end of the quarter, the Company was completing a Lower Mesaverde well with a fundamentally different design that could considerably alter the economics and lead to an accelerated development approach.

In addition to Lower Mesaverde activity, at the end of the third quarter the Company had one rig drilling horizontal and vertical wells targeting multiple crude oil-bearing limestone and sandstone reservoirs in the Lower Green River Formation, at an average true vertical depth of 5,500 feet. During the third quarter, QEP Energy completed one Company-operated horizontal oil well and five vertical wells (average working interest 92%).

Slide 10 depicts QEP Energy's acreage and additional details of the Lower Mesaverde play.

Woodford “Cana”: Currently drilling 80-acre density development wells in the liquids-rich core of the play

QEP Energy's net production from the Woodford “Cana” play averaged 86 MMcfed during the third quarter 2013. The Company participated in 22 outside-operated horizontal Woodford wells that were completed and turned to sales during the third quarter (average working interest 23%).

QEP has a working interest in 46 outside-operated wells that were drilling or awaiting completion at the end of the third quarter (working interests ranging from less than 1% to 25%).

Slide 11 depicts QEP Energy's acreage and additional details of the Cana play.

QEP Field Services

During the third quarter 2013 QEP Field Services processing margin (total processing plant revenues less shrink, transportation, fractionation, and operating expenses) was $37.4 million, resulting in an 8% increase compared to the $34.7 million generated in the third quarter 2012. The 13% increase in processing fees, from $18.2 million in the 2012 quarter to $20.6 million in the 2013 quarter, was offset by an 18% decrease in the keep-whole processing margin (NGL sales revenues less shrink, transportation and fractionation expenses), which was $13.0 million in the third quarter of 2013 and $15.8 million a year earlier.

The gathering margin (total gathering revenues less gathering related operating expenses) was $37.3 million in the third quarter 2013 compared to $42.9 million in the third quarter 2012, a 13% decrease, due primarily to a 10% decline in gathering volumes resulting from a 46% reduction in northwest Louisiana Haynesville gathering volumes between the two periods. Approximately 85% of QEP Field Services’ third quarter 2013 net operating revenues was derived from fee-based gathering and processing activities compared to 80% a year earlier.

We have finished construction on the rail loading facility related to the 10,000 barrel-per-day expansion of our NGL fractionator at Blacks Fork and we are prepared to take advantage of what are typically stronger local winter NGL prices.

As a result of the initial public offering of QEP Midstream Partners, LP (QEPM), QEP Field Services saw an increase in net income attributable to noncontrolling interest. For the 48 days of the quarter for which QEPM was public, the impacts on QEP's net income and Adjusted EBITDA were $2.7 million and $4.4 million respectively.

Third Quarter 2013 Results Conference Call

QEP Resources’ management will discuss third quarter 2013 results in a conference call on Wednesday, November 6, 2013, beginning at 9:00 a.m. EST. The conference call can be accessed at www.qepres.com. You may also participate in the conference call by dialing (877) 869-3847 in the U.S. or Canada and (201) 689-8261 for international calls. A replay of the teleconference will be available on the website immediately after the call through December 6, 2013, or by dialing (877) 660-6853 in the U.S. or Canada and (201) 612-7415 for international calls, and then entering the conference ID # 422220. In addition, QEP’s slides for the third quarter 2013, with updated maps showing QEP’s leasehold and current activity for key operating areas discussed in this release, can be found on the Company’s website.
About QEP Resources, Inc.

QEP Resources, Inc. (NYSE: QEP) is a leading independent natural gas and crude oil exploration and production company focused in two major regions: the Northern Region (primarily in the Rockies and the Williston Basin) and the Southern Region (primarily Oklahoma, the Texas Panhandle, and Louisiana) of the United States.  QEP Resources also gathers, compresses, treats, processes and stores natural gas.  QEP Resources is the majority owner of QEP Midstream Partners, LP (NYSE:QEPM) and owns 100% of the partnership’s general partner. For more information, visit QEP Resources’ website at: www.qepres.com.
Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include statements regarding: forecasted Adjusted EBITDA, production and capital investment for 2013 and related assumptions for such guidance; ability to deliver oil volume growth; plans to drill and complete wells; estimated average gross completed well costs; estimated reserves; estimated ultimate recoveries; remaining locations to drill wells; ethane rejection and its impact; processing margins; and ability to take advantage of stronger local winter NGL prices. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: the availability of capital; global geopolitical and macroeconomic factors; general economic conditions, including interest rates; changes in local, regional, national and global demand for natural gas, oil and NGL; natural gas, NGL and oil prices; impact of new laws and regulations, including regulations regarding the use of hydraulic fracture stimulation and the implementation of the Dodd-Frank Act; elimination of federal income tax deductions for oil and gas exploration and development; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; weather conditions; changes in maintenance and construction costs and possible inflationary pressures; permitting delays; the availability and cost of credit; outcome of contingencies such as legal proceedings; inability to successfully integrate acquired assets; the impact of adverse market conditions affecting QEP's business; fluctuations in processing margins; unexpected changes in costs for constructing, modifying or operating midstream facilities; lack of, or disruptions in, adequate and reliable transportation for QEP's products; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; inadequate supplies of water and/or lack of water disposal sources; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. QEP Resources undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Disclosures regarding Estimated Ultimate Recovery (EUR)

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or through reliable technology to be economically and legally producible at specific prices and existing economic and operating conditions. The SEC permits optional disclosure of probable and possible reserves, however QEP has made no such disclosures in its filings with the SEC. QEP uses certain terms in its periodic news releases and other presentation materials such as “estimated ultimate recovery” or “EUR”, “resource potential”, and “net resource potential”. These estimates are by their nature more speculative than estimates of proved, probable or possible reserves and accordingly are subject to substantially more risks of actually being realized. The SEC guidelines strictly prohibit QEP from including such estimates in filings with the SEC. Investors are urged to closely consider the disclosures about the Company’s reserves in its Annual Report on Form 10-K for the year ended December 31, 2012, and in other reports on file with the SEC.

QEP RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
REVENUES	(in millions except per share data)
Natural gas sales	$194.8	$170.3	$610.5	$470.4
Oil sales	253.8	117.7	656.3	335.7
NGL sales	71.3	67.5	215.0	247.0
Gathering, processing and other	46.9	46.3	135.1	141.9
Purchased gas, oil and NGL sales	206.0	140.6	603.4	449.9
Total Revenues	772.8	542.4	2,220.3	1,644.9
OPERATING EXPENSES
Purchased gas, oil and NGL expense	205.0	142.6	608.8	455.9
Lease operating expense	45.0	42.2	127.4	122.8
Natural gas, oil and NGL transportation and other handling costs	34.5	36.3	105.8	111.5
Gathering, processing and other	22.4	22.1	66.5	66.4
General and administrative	49.3	41.7	136.2	114.5
Production and property taxes	42.5	24.3	117.7	68.4
Depreciation, depletion and amortization	253.1	234.6	757.1	648.3
Exploration expenses	1.8	2.2	9.5	6.3
Impairment	3.8	9.0	4.0	70.9
Total Operating Expenses	657.4	555.0	1,933.0	1,665.0
Net gain from asset sales	12.8	—	113.0	1.5
OPERATING INCOME (LOSS)	128.2	(12.6)	400.3	(18.6)
Realized and unrealized gains on derivative contracts	(27.8)	36.1	51.6	334.7
Interest and other income (loss)	4.0	(0.2)	9.1	2.4
Income from unconsolidated affiliates	0.8	2.3	3.7	5.6
Loss from early extinguishment of debt	—	—	—	(0.6)
Interest expense	(41.7)	(30.0)	(122.5)	(82.9)
INCOME (LOSS) BEFORE INCOME TAXES	63.5	(4.4)	342.2	240.6
Income tax (provision) benefit	(22.4)	2.3	(125.0)	(86.5)
NET INCOME (LOSS)	41.1	(2.1)	217.2	154.1
Net income attributable to noncontrolling interest	(3.8)	(1.0)	(5.8)	(2.7)
NET INCOME (LOSS) ATTRIBUTABLE TO QEP	$37.3	$(3.1)	$211.4	$151.4

Earnings Per Common Share Attributable to QEP
Basic total	$0.21	$(0.02)	$1.18	$0.85
Diluted total	$0.21	$(0.02)	$1.18	$0.85

Weighted-average common shares outstanding
Used in basic calculation	179.3	177.9	179.2	177.6
Used in diluted calculation	179.5	177.9	179.4	178.6
Dividends per common share	$0.02	$0.02	$0.06	$0.06

QEP RESOURCES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2013	December 31, 2012
ASSETS	(in millions)
Current Assets
Cash and cash equivalents	$123.0	$—
Accounts receivable, net	321.9	387.5
Fair value of derivative contracts	39.4	188.7
Gas, oil and NGL inventories, at lower of average cost or market	13.1	13.1
Prepaid expenses and other	49.4	68.0
Deferred income taxes	—	—
Total Current Assets	546.8	657.3
Property, Plant and Equipment (successful efforts method for gas and oil properties)
Proved properties	11,038.8	10,234.3
Unproved properties	911.8	937.9
Midstream field services	1,670.4	1,634.9
Marketing and resources	80.4	64.6
Material and supplies	63.4	61.9
Total Property, Plant and Equipment	13,764.8	12,933.6
Less Accumulated Depreciation, Depletion and Amortization
Exploration and production	4,747.4	4,258.1
Midstream field services	394.7	357.9
Marketing and resources	20.3	18.1
Total Accumulated Depreciation, Depletion and Amortization	5,162.4	4,634.1
Net Property, Plant and Equipment	8,602.4	8,299.5
Investment in unconsolidated affiliates	39.0	41.2
Goodwill	59.5	59.5
Fair value of derivative contracts	5.8	4.1
Other noncurrent assets	53.2	46.9
TOTAL ASSETS	$9,306.7	$9,108.5

LIABILITIES AND EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$1.6	$39.7
Accounts payable and accrued expenses	593.6	643.4
Production and property taxes	58.0	41.8
Interest payable	34.6	36.9
Fair value of derivative contracts	10.1	2.6
Deferred income taxes	9.5	5.0
Total Current Liabilities	707.4	769.4
Long-term debt	2,882.3	3,206.9
Deferred income taxes	1,494.7	1,493.5
Asset retirement obligations	168.4	191.4
Fair value of derivative contracts	—	3.6
Other long-term liabilities	129.0	130.0
Commitments and contingencies (see Note 11)
EQUITY
Common stock - par value $0.01 per share; 500.0 million shares authorized; 179.3 million and 178.5 million shares issued, respectively	1.8	1.8
Treasury stock - 0.4 million and 0.1 million shares, respectively	(14.7)	(3.7)
Additional paid-in capital	489.3	462.1
Retained earnings	2,973.7	2,773.0
Accumulated other comprehensive (loss) income	(24.0)	32.8
Total Common Shareholders' Equity	3,426.1	3,266.0
Noncontrolling interest	498.8	47.7
Total Equity	3,924.9	3,313.7
TOTAL LIABILITIES AND EQUITY	$9,306.7	$9,108.5

QEP RESOURCES, INC. CONSOLIDATED CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2013	2012
	(in millions)
OPERATING ACTIVITIES
Net income	$217.2	$154.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	757.1	648.3
Deferred income taxes	39.3	54.7
Impairment	4.0	70.9
Share-based compensation	20.0	19.5
Amortization of debt issuance costs and discounts	4.7	3.7
Dry exploratory well expense	—	—
Net gain from asset sales	(113.0)	(1.5)
Income from unconsolidated affiliates	(3.7)	(5.6)
Distributions from unconsolidated affiliates and other	5.9	6.1
Non-cash loss on early extinguishment of debt	—	—
Unrealized loss (gain) on derivative contracts	55.5	(32.8)
Changes in operating assets and liabilities	(8.1)	54.6
Net Cash Provided by Operating Activities	978.9	972.0
INVESTING ACTIVITIES
Property acquisitions	(39.3)	(1,400.3)
Property, plant and equipment, including dry exploratory well expense	(1,089.6)	(1,040.7)
Proceeds from disposition of assets	208.3	5.3
Net Cash Used in Investing Activities	(920.6)	(2,435.7)
FINANCING ACTIVITIES
Checks outstanding in excess of cash balances	(38.1)	(1.9)
Long-term debt issued	—	1,450.0
Long-term debt issuance costs paid	(3.0)	(17.0)
Long-term debt repaid	—	(6.7)
Proceeds from credit facility	1,075.0	933.5
Repayments of credit facility	(1,400.0)	(876.0)
Treasury stock repurchases	(8.7)	—
Net proceeds from the issuance of QEPM common units	449.6	—
Other capital contributions	3.6	(4.2)
Dividends paid	(10.8)	(10.7)
Excess tax benefit on share-based compensation	1.3	2.0
Distribution to noncontrolling interest	(4.2)	(5.3)
Net Cash Provided by Financing Activities	64.7	1,463.7
Change in cash and cash equivalents	123.0	—
Beginning cash and cash equivalents	—	—
Ending cash and cash equivalents	123.0	—

QEP RESOURCES, INC. OPERATIONS BY LINE OF BUSINESS (Unaudited) QEP Energy - Production by Region

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	(in Bcfe)			(in Bcfe)
	2013	2012	Change	2013	2012	Change
Northern Region
Pinedale	25.2	28.0	(10)%	70.1	73.9	(5)%
Williston Basin	11.8	3.7	219%	31.9	10.2	213%
Uinta Basin	7.3	6.4	14%	20.1	16.9	19%
Legacy	2.6	3.6	(28)%	9.6	10.4	(8)%
Total Northern Region	46.9	41.7	12%	131.7	111.4	18%
Southern Region
Haynesville/Cotton Valley	16.2	27.9	(42)%	57.3	86.8	(34)%
Midcontinent	14.9	11.9	25%	44.9	37.1	21%
Total Southern Region	31.1	39.8	(22)%	102.2	123.9	(18)%
Total production	78.0	81.5	(4)%	233.9	235.3	(1)%

QEP Energy - Total Production

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
QEP Energy Production Volumes
Natural gas (Bcf)	55.2	64.5	(14)%	170.6	188.0	(9)%
Oil (Mbbl)	2,644.7	1,442.6	83%	7,168.8	3,973.1	80%
NGL (Mbbl)	1,153.9	1,386.7	(17)%	3,377.4	3,906.2	(14)%
Total production (Bcfe)	78.0	81.5	(4)%	233.9	235.3	(1)%
Average daily production (MMcfe)	848.6	885.8	(4)%	856.9	858.8	—%

QEP Energy - Prices

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
Natural gas (per Mcf)
Average field-level price	$3.52	$2.64		$3.58	$2.50
Commodity derivative impact	0.77	1.34		0.65	1.51
Net realized price	$4.29	$3.98	8%	$4.23	$4.01	5%
Oil (per bbl)
Average field-level price	$95.98	$81.60		$91.55	$84.49
Commodity derivative impact	(5.79)	1.83		(0.52)	0.55
Net realized price	$90.19	$83.43	8%	$91.03	$85.04	7%
NGL (per bbl)
Average field-level price	$41.36	$27.83		$42.75	$34.38
Commodity derivative impact	—	2.46		—	1.66
Net realized price	$41.36	$30.29	37%	$42.75	$36.04	19%
Average net equivalent price (per Mcfe)
Average field-level price	$6.36	$4.01		$6.03	$4.00
Commodity derivative impact	0.35	1.13		0.47	1.24
Net realized price	$6.71	$5.14	31%	$6.50	$5.24	24%

QEP Energy - Operating Expenses

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
	(per Mcfe)
Depreciation, depletion and amortization	$3.02	$2.68	13%	$3.04	$2.55	19%
Lease operating expense	0.56	0.53	6%	0.56	0.53	6%
Natural gas, oil and NGL transport & other handling costs	0.84	0.73	15%	0.77	0.71	8%
Production taxes	0.51	0.27	89%	0.48	0.27	78%
Total Operating Expenses	$4.93	$4.21	17%	$4.85	$4.06	19%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
QEP Field Services Gathering Operating Statistics
Natural gas gathering volumes (millions of MMBtu)	112.0	129.3	(13)%	335.3	386.9	(13)%
Gathering revenue (per MMBtu)	$0.35	$0.34	3%	$0.34	$0.34	—%

QEP Field Services Gathering Margin (in millions)
Gathering revenue	$39.2	$43.9	(11)%	$114.6	$131.6	(13)%
Other Gathering revenue	8.5	8.0	6%	31.8	28.6	11%
Gathering expense	(10.4)	(9.0)	16%	(30.3)	(26.9)	13%
Gathering margin	$37.3	$42.9	(13)%	$116.1	$133.3	(13)%

QEP Field Services Processing Margin (in millions)
NGL sales	$23.6	$28.9	(18)%	$70.6	$112.7	(37)%
Realized gains from commodity derivative contract settlements	—	1.9	(100)%	—	6.3	(100)%
Processing (fee-based) revenues	20.6	18.2	13%	56.4	51.8	9%
Other processing revenues	8.2	5.4	52%	13.1	8.4	56%
Processing expense	(4.4)	(4.7)	(6)%	(12.6)	(12.1)	4%
Processing plant fuel and shrink expense	(7.2)	(8.1)	(11)%	(22.4)	(26.6)	(16)%
Natural gas, oil and NGL transport & other handling costs	(3.4)	(6.9)	(51)%	(11.6)	(27.7)	(58)%
Processing margin	$37.4	$34.7	8%	$93.5	$112.8	(17)%
Keep-whole processing margin(1)	$13.0	$15.8	(18)%	$36.6	$64.7	(43)%

QEP Field Services Processing Operating Statistics
Natural gas processing volumes
NGL sales (MBbls)	482.5	831.7	(42)%	1,532.4	2,893.7	(47)%
Average net realized NGL sales price (per Bbl)(2)	$48.86	$37.03	32%	$46.09	$41.11	12%
Total fee-based processing volumes (in millions of MMBtu)	68.3	65.0	5%	187.5	189.2	(1)%
Average fee-based processing revenue (per MMBtu)	$0.30	$0.28	7%	$0.30	$0.27	11%

(1) Keep-whole processing margin is calculated as NGL sales less processing plant fuel and shrink, natural gas, oil and NGL transportation & other handling costs.
(2) Average net realized NGL sales price per barrel is calculated as NGL sales including realized gains from commodity derivative contracts settlements divided by NGL sales volumes.

QEP RESOURCES, INC.
NON-GAAP MEASURES
(Unaudited)

This release contains references to the non-GAAP measure of Adjusted EBITDA. Management defines Adjusted EBITDA as net income attributable to QEP before the following items: unrealized gains and losses on derivative contracts, gains and losses from asset sales, interest and other income, income taxes or benefit, interest expense, depreciation, depletion, and amortization, impairment, exploration expense, loss on early extinguishment of debt and certain significant accrued litigation loss contingencies. Management uses Adjusted EBITDA to assess the Company's operating results. Management believes Adjusted EBITDA is an important measure of the Company's cash flow and liquidity and its ability to incur and service debt, fund capital expenditures and make distributions to shareholders and is an important measure for comparing the Company's financial performance to other gas and oil producing companies.

The following tables reconcile QEP Resources’ and its subsidiaries’ net income attributable to QEP to Adjusted EBITDA:

	QEP Energy	QEP Field Services	QEP Marketing & Resources	QEP Resources
Three Months Ended September 30, 2013	(in millions)
Net income attributable to QEP	9.6	22.0	5.7	37.3
Unrealized losses on derivative contracts	52.8	—	1.3	54.1
Net gain from asset sales	(12.8)	—	—	(12.8)
Interest and other income	(2.6)	(0.8)	(0.6)	(4.0)
Income tax provision	6.2	12.7	3.5	22.4
Interest expense (1)	49.2	3.1	(10.7)	41.6
Depreciation, depletion and amortization (2)	236.0	14.6	0.3	250.9
Impairment	3.8	—	—	3.8
Exploration expenses	1.8	—	—	1.8
Adjusted EBITDA	344.0	51.6	(0.5)	395.1

Three Months Ended September 30, 2012
Net (loss) income attributable to QEP	(26.2)	28.7	(5.6)	(3.1)
Unrealized losses on derivative contracts	50.9	2.5	3.7	57.1
Interest and other income	0.2	—	—	0.2
Income tax (benefit) provision	(15.3)	16.5	(3.5)	(2.3)
Interest expense	24.1	3.5	2.4	30.0
Accrued litigation loss contingency (3)	4.3	—	—	4.3
Loss on early extinguishment of debt	—	—	—	—
Depreciation, depletion and amortization (2)	218.5	15.2	0.2	233.9
Impairment	9.0	—	—	9.0
Exploration expenses	2.2	—	—	2.2
Adjusted EBITDA	267.7	66.4	(2.8)	331.3

	QEP Energy	QEP Field Services	QEP Marketing & Resources	QEP Resources
	(in millions)
Nine Months Ended September 30, 2013
Net income attributable to QEP	121.9	70.0	19.5	211.4
Unrealized losses (gains) on derivative contracts	58.7	—	(3.2)	55.5
Net (gain) loss from asset sales	(113.4)	0.4	—	(113.0)
Interest and other income	(7.5)	(1.1)	(0.5)	(9.1)
Income tax provision	71.1	40.3	13.6	125.0
Interest expense (income)(1)	143.4	12.4	(33.4)	122.4
Depreciation, depletion and amortization(2)	712.1	41.1	0.7	753.9
Impairment	4.0	—	—	4.0
Exploration expenses	9.5	—	—	9.5
Adjusted EBITDA	999.8	163.1	(3.3)	1,159.6

Nine Months Ended September 30, 2012
Net income (loss) attributable to QEP	51.6	107.4	(7.6)	151.4
Unrealized (gains) losses on derivative contracts	(37.9)	(2.0)	7.1	(32.8)
Net gain from asset sales	(1.5)	—	—	(1.5)
Interest and other income	(2.2)	(0.1)	(0.1)	(2.4)
Income tax provision (benefit)	32.4	59.2	(5.1)	86.5
Interest expense	71.1	9.4	2.4	82.9
Accrued litigation loss contingency(3)	10.8	—	—	10.8
Loss on early extinguishment of debt	—	—	0.6	0.6
Depreciation, depletion and amortization(2)	600.2	45.5	0.5	646.2
Impairment	70.9	—	—	70.9
Exploration expenses	6.3	—	—	6.3
Adjusted EBITDA	801.7	219.4	(2.2)	1,018.9

(1) Excludes noncontrolling interest's share, of $0.1 million during the three and nine months ended September 30, 2013, of interest expense attributable to QEP Midstream.
(2) Excludes noncontrolling interests' share of $2.2 million and $0.7 million during the three months ended September 30, 2013 and 2012, respectively, and $3.2 million and $2.1 million during the nine months ended September 30, 2013 and 2012,

(3) Includes certain significant litigation contingency items for the three and nine months ended September 30, 2012.

This release also contains references to the non-GAAP measure of Adjusted Net Income. Management defines Adjusted Net Income as earnings excluding gains and losses from asset sales, unrealized gains and losses on derivative contracts, certain significant accrued litigation loss contingencies, and non-cash price-related asset impairments. Management believes Adjusted Net Income is an important measure of the Company’s operational performance relative to other gas and oil producing companies.

The following table reconciles net income attributable to QEP Resources’ to Adjusted Net Income:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in millions, except per earnings per share)
Net (loss) income attributable to QEP	$37.3	$(3.1)	$211.4	$151.4
Adjustments to net income
Net gain from asset sales	(12.8)	—	(113.0)	(1.5)
Income taxes on net gain on asset sales	4.9	—	42.2	0.6
Unrealized loss (gain) on derivative contracts	54.1	57.1	55.5	(32.8)
Income taxes on unrealized loss (gain) on derivative contracts	(20.2)	(21.3)	(20.6)	12.2
Accrued litigation loss contingency(1)	—	4.3	—	10.8
Income taxes on accrued litigation loss contingency	—	(1.6)	—	(4.0)
Loss on early extinguishment of debt	—	—	—	0.6
Income taxes on loss from early extinguishment of debt	—	—	—	(0.2)
Non-cash price-related impairment charge	—	—	—	49.3
Income taxes on non-cash price-related impairment charge	—	—	—	(18.3)
Total after-tax adjustments to net income	26.0	38.5	(35.9)	16.7
Adjusted net income attributable to QEP Resources	$63.3	$35.4	$175.5	$168.1

Earnings per Common Share attributable to QEP
Diluted earnings per share	$0.21	$(0.02)	$1.18	$0.85
Diluted after-tax adjustments to net income per share	0.15	0.21	(0.20)	0.09
Diluted Adjusted Net Income per share	$0.36	$0.19	$0.98	$0.94

Weighted-average common shares outstanding
Diluted(2)	179.5	178.7	179.4	178.6

Weighted-average common shares outstanding diluted Non-GAAP reconciliation(2)
Weighted-average common shares outstanding used in GAAP diluted calculation		177.9
Potential number of shares issuable upon exercise of in-the-money stock options under the long-term stock incentive plan		0.8
Weighted-average common shares outstanding used in Non- GAAP diluted calculation		178.7

(1) Includes certain significant litigation contingency items for the three and nine months ended September 30, 2012.
(2) The three months ended September 30, 2012, diluted common shares outstanding for purposes of calculating Diluted Adjusted Net Income per share include potential increases in shares that could result from the exercise of in-the-money stock options. These potential shares are excluded for the three months ended September 30, 2012, in calculating earnings-per-share for GAAP purposes, because the effect is antidilutive due to the Company's net loss for GAAP purposes.

The following table presents open 2013 derivative positions as of October 31, 2013:

QEP Energy Commodity Derivative Positions

Year	Type of Contract	Index	Total Volumes	Weighted-Average Price per Unit
			(in millions)
Natural gas			(MMBtu)
2013	Swap	IFNPCR(1)	18.4	$5.49
2013	Swap	NYMEX	14.7	$3.81
2014	Swap	IFNPCR	32.9	$4.00
2014	Swap	NYMEX	25.6	$4.19
Crude oil			(Bbls)
2013	Swap	NYMEX WTI	2.1	$98.27
2013	Swap	BRENT ICE	0.1	$107.80
2014	Swap	NYMEX WTI	8.8	$93.63
(1) IFNPCR - Inside FERC monthly settlement index for the Northwest Pipeline Corp. Rocky Mountains.

QEP Marketing Commodity Derivative Positions

Year	Type of Contract	Index	Total Volumes	Weighted-Average Price per MMBtu
			(in millions)
Natural gas sales			(MMBtu)
2013	Swap	IFNPCR	1.6	$3.91
2014	Swap	IFNPCR	4.7	$3.77
Natural gas purchases			(MMBtu)
2013	Swap	IFNPCR	2.6	$3.56
2014	Swap	IFNPCR	0.2	$3.82